SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

GENOPTIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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GENOPTIX, INC.

1811 Aston Avenue

Carlsbad, CA 92008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 1, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Genoptix, Inc., a Delaware corporation. The meeting will be held at 9:00 a.m. local time on Tuesday, June 1, 2010 at the Company’s facility located at 1811 Aston Avenue, Carlsbad, CA 92008 for the following purposes:

1.	To elect Robert E. Curry, Ph.D., Geoffrey M. Parker and Andrew E. Senyei, M.D. as Class III directors to hold office until the 2013 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 8, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Christian V. Kuhlen, M.D., Esq.
Corporate Secretary

Carlsbad, California

April 20, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the internet or by telephone as instructed in these materials, or complete, date, sign and return the proxy mailed to you if you received a proxy card by mail, as promptly as possible in order to ensure your representation at the meeting. If you received a paper copy of the proxy card by mail, a return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

GENOPTIX, INC.

1811 Aston Avenue

Carlsbad, CA 92008

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

In this proxy statement, “Genoptix,” the “Company,” “we,” “us” and “our” refer to Genoptix, Inc., and our wholly-owned subsidiary.

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 20, 2010 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 3, 2010.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 8, 2010 will be entitled to vote at the annual meeting. On this record date, there were 17,473,670 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the record date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card that may be sent to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of Robert E. Curry, Ph.D., Geoffrey M. Parker and Andrew E. Senyei, M.D. as Class III directors to hold office until the 2013 Annual Meeting of Stockholders; and

•	Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct. If you received a Notice and would like to request a proxy card by mail, please follow the instructions contained in the Notice.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 31, 2010 to be counted.

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To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 31, 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 8, 2010, the record date for the annual meeting.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each of the three nominees for director, and “For” the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but D.F. King & Co., Inc. will be paid its customary fee of approximately $7,500 plus out-of-pocket expenses if it solicits proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 1811 Aston Avenue, Carlsbad, CA 92008.

•	You may attend the annual meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy).

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 21, 2010, to our Corporate Secretary at 1811 Aston Avenue, Carlsbad, CA 92008. If you wish to submit a proposal to be presented at next year’s annual meeting (that will not be included in next year’s proxy materials) or nominate a director, your proposal or nomination generally must be submitted in writing to the same address no later than March 3, 2011 and no earlier than February 1, 2011. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, or the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, shareholder proposals and, for the first time, under a new amendment to the NYSE rules, elections of directors, even if not contested.

How many votes are needed to approve each proposal?

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For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

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To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010 must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote as of the close of business on the record date are represented by stockholders present at the meeting or represented by proxy. On the record date, there were 17,473,670 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 8,736,836 shares must be represented by stockholders at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8 K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members and is divided into three classes, each of which has a three-year term. Class I currently consists of three directors, Class II consists of two directors and Class III consists of three directors. The Class III directors are to be elected at the annual meeting to serve until our 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. The terms of the directors in Classes I and II expire at our 2011 and 2012 Annual Meetings of Stockholders, respectively. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The three nominees for Class III directors are Robert E. Curry, Ph.D., Geoffrey M. Parker and Andrew E. Senyei, M.D. Dr. Curry and Dr. Senyei are currently Class III directors of Genoptix and were previously elected by our stockholders prior to our initial public offering. Mr. Parker was recommended to our Nominating and Corporate Governance Committee as a candidate for director by Karin Eastham, a non-management director, to replace the vacancy created as a result of Timothy M. Buono’s decision not to stand for reelection at this annual meeting. Mr. Parker was selected to complement the skills and expertise of other members of our Board of Directors and for his extensive healthcare investment banking experience, life sciences business expertise and deep knowledge of financial markets, as more fully described in his biographical information below.

Directors are elected by a plurality of the votes present at the meeting or by proxy and entitled to vote at the meeting. The three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the three nominees named above or, if a nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

We encourage all of our directors and nominees for director to attend our Annual Meeting of Stockholders. Our 2009 Annual Meeting of Stockholders was attended by seven of our eight directors that were then serving on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

The following is biographical information as of March 31, 2010 for each nominee for Class III director and each person whose term of office as a Class I or II director will continue after the annual meeting.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise, strategic vision, business acumen and high-level management experience necessary to oversee and direct our business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of our Board of Director’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, commitment, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of our Board of Directors. The brief biographies below include information, as of March 31, 2010, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to believe that each nominee should continue to serve on the Board of Directors and that each other member of our Board is qualified to serve as a director. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate member of our Board of Directors, and these views may differ from the views of other members.

Name	Age	Position
Robert E. Curry, Ph.D.	63	Director
Karin Eastham	60	Director
Michael A. Henos	60	Director
Laurence R. McCarthy, Ph.D.	65	Director
Tina S. Nova, Ph.D.	56	President and Chief Executive Officer and Director
Geoffrey M. Parker	45	Director Nominee
Andrew E. Senyei, M.D.	60	Director and Chairman of the Board
Christine A. White, M.D.	58	Director

Nominees for Election for a Three-Year Term Expiring at the 2013 Annual Meeting

Robert E. Curry, Ph.D. has served on our Board of Directors since February 2002. Since July 2002, Dr. Curry has served as a venture partner at Alliance Technology Ventures, L.P., based in Atlanta, Georgia. From July 2001 to July 2002, Dr. Curry was engaged as a consultant to DLJ Capital Corporation, a wholly-owned subsidiary of Credit Suisse First Boston (USA), Inc., or CSFB. He joined the Sprout Group, or Sprout, a submanager of various venture capital funds within the CSFB organization, as a general partner in May 1991. Prior to joining Sprout, Dr. Curry served in various capacities with Merrill Lynch R&D Management and Merrill Lynch Venture Capital from 1984, including as president of both organizations from January 1990 to May 1991. Previously, Dr. Curry was a vice president of Becton, Dickinson and Company, a medical technology company, from May 1980 to July 1984, and General Manager of the Diagnostics Systems Division of Bio-Rad Laboratories Inc., a clinical diagnostic and life sciences research company, from August 1976 to May 1980. He currently is a director of numerous privately-held companies as well as the chairman of the board and a trustee of Keck Graduate Institute, a not-for-profit organization. He is also currently the chief executive officer of SensysMedical, Inc. Dr. Curry received a B.S. from the University of Illinois, and a M.S. and Ph.D. in chemistry from Purdue University. We believe that Dr. Curry’s finance and business expertise, including a diversified background as an executive and in operating roles in clinical diagnostic and life sciences companies, combined with Dr. Curry’s extensive experience as a venture capital investor in these industries for over 25 years and as a board member for more than 30 pharmaceutical and diagnostic companies, give him a breadth of knowledge and valuable understanding of our industry which qualify him to serve as a director.

Geoffrey M. Parker has never served on our Board of Directors and is a nominee for election at this annual meeting. Since July 2009, Mr. Parker has served in a consulting capacity as the Chief Business Officer of InteKrin Therapeutics, a privately held biopharmaceutical company in Los Altos, California, focused on developing and commercializing therapeutics for neuroendocrine, metabolic, and immune disorders and has served in a consulting capacity as an advisor to the Chief Executive Officer of Anacor Pharmaceuticals since December 2009, a biopharmaceutical company developing novel small-molecule therapeutics. From 1997 to April 2009, Mr. Parker was a Vice President, then Managing Director and finally Partner at the global investment banking and securities firm Goldman Sachs Group, Inc., leading their West Coast Healthcare Investment Banking practice during this time. Mr. Parker also served in various capacities with Goldman Sachs Group, Inc. from 1990 to 1995 and 1986 to 1988. From 1995 to 1997, Mr. Parker was Vice President at Feibusch & Co., a venture capital firm in Larkspur, California. Mr. Parker is currently a member of the board of directors for ChemoCentryx, Inc., a clinical stage privately held biopharmaceutical company. Mr. Parker received an A.B. from Dartmouth College in Engineering Sciences and Economics and an M.B.A. from Stanford University. We believe that Mr. Parker’s extensive healthcare investment banking experience, broad knowledge of financial markets and expertise as a strategic advisor to healthcare, diagnostic and other life sciences companies provides our board with complementary expertise and give him the knowledge, qualifications and skills to serve as a director.

Andrew E. Senyei, M.D. has served on our Board of Directors as chairman of the board since April 2000. Dr. Senyei has been a managing director and a general partner of Enterprise Partners, a venture capital firm, since 1987. Dr. Senyei was a founder of Molecular Biosystems, a publicly traded biotechnology company acquired in 2000, and, prior to joining Enterprise Partners, was a practicing clinician and adjunct associate professor of obstetrics and gynecology at the University of California, Irvine. He serves on the boards of directors of numerous private healthcare companies. Dr. Senyei obtained his M.D. from Northwestern University and residency training at the University of California, Irvine, Medical Center. We believe that Dr. Senyei’s medical and business expertise, including his experience as a venture capitalist building and serving on the board of directors of more than 25 public and private emerging life sciences and healthcare companies, combined with his long tenure as a member of our Board of Directors and extensive prior experience as an inventor and practicing clinician, give him valuable insight into our industry and the seasoned business judgment and broad strategic vision which enables him to serve as an effective and valuable director and to have the qualifications and leadership and other skills to serve as the Chair of the Board.

The Board of Directors’ recommends a vote in favor of each named nominee.

Directors Continuing in Office Until the 2011 Annual Meeting

Karin Eastham has served on our Board of Directors since August 2008. Ms. Eastham serves on several life sciences boards and also provides some consulting and executive coaching to healthcare companies. From May 2004 to September 2008 she served as Executive Vice President and Chief Operating Officer and as a member of the Board of Trustees of Burnham Institute for Medical Research, a non-profit corporation engaged in biomedical research. From April 1999 to May 2004, Ms. Eastham served as Senior Vice President, Finance, Chief Financial Officer and Secretary of Diversa Corporation. She previously held similar positions with CombiChem, Inc., a computational chemistry company, and Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Corporation, from 1976 to 1988. Ms. Eastham also serves as a director for Amylin, Inc., Illumina, Inc. and Geron Corporation. From August 2005 until August 2008, Ms. Eastham was a member of the board of directors of SGX Pharmaceuticals, Inc. and from December 2003 until October 2008, Ms. Eastham was a member of the board of directors of Tercica, Inc. She received a B.S. and an M.B.A. from Indiana University. She is a Certified Public Accountant and a Certified Director. We believe that Ms. Eastham’s financial, operational management, strategic planning and corporate governance expertise, including her service as an audit committee financial expert on various public company boards, combined with extensive prior operational and financial experience from serving as the chief operating officer or chief financial officer for companies in the medical and biopharmaceutical industries, give her the qualifications, skills and financial expertise to serve as a director.

Michael A. Henos has served on our Board of Directors since 2001. From 1993 to the present, Mr. Henos has served as managing general partner of Alliance Technology Ventures, L.P., based in Atlanta, Georgia. Mr. Henos served as a general partner of Aspen Ventures, an early stage venture capital partnership, from 1991 to 2001. Mr. Henos previously served as a vice president of 3i Ventures Corporation, the predecessor of Aspen Ventures, from 1986 to 1991. From 1984 to 1986, Mr. Henos served as a healthcare consultant with Ernst & Young, specializing in venture financing of startup medical technology companies. Before joining Ernst & Young, Mr. Henos served in a variety of operating management positions and co-founded and served as chief executive officer of ProMed Technologies, Inc. Mr. Henos is the chairman of the board of directors of Inhibitex, Inc., a publicly held clinical stage biopharmaceutical company, and from 1994 until June 2009 was a member of the board of directors of AtheroGenics, Inc., a publicly held biopharmaceutical company. Mr. Henos received his B.S. and MBA from the University of California, Los Angeles. We believe that Mr. Henos’ financial and business expertise, including a diversified background as a venture capital investor, combined with his long tenure as a Board member and his prior executive management experience in the healthcare and medical technology industries, give him extensive knowledge of our business and the qualifications and skills to serve as a director.

Tina S. Nova, Ph.D. has served as our president and chief executive officer, and a member of our Board of Directors, since March 2000. From 1994 to January 2000, Dr. Nova served as chief operating officer and president of Nanogen, Inc., a provider of molecular diagnostic tests, where she was a co-founder. From 1992 to 1994, Dr. Nova served as chief operating officer of Selective Genetics, a targeted therapy biotechnology company. She currently serves as a member of the board of directors of Arena Pharmaceuticals, Inc. and Cypress Bioscience, Inc., both publicly held clinical-stage biopharmaceutical companies. She also serves on the board of trustees of the University of San Diego and was a life science sector representative to the Independent Citizen’s Oversight Committee overseeing the California Stem Cell Initiative (Proposition 71) from inception through 2008. Dr. Nova holds a B.S. degree in biological sciences from the University of California, Irvine and a Ph.D. in biochemistry from the University of California, Riverside. We believe that Dr. Nova’s scientific training and business expertise, including her service on various public company boards and extensive prior experience as an executive officer of molecular diagnostic and biotechnology companies, combined with her exceptional leadership skills, strong ability to motivate her team, and over 10 years of service as our president and chief executive officer, give her extensive knowledge of our business and provide her the qualifications and skills to serve as an effective leader of our Company and director.

Directors Continuing in Office Until the 2012 Annual Meeting

Laurence R. McCarthy, Ph.D. has served on our Board of Directors since August 2008. Dr. McCarthy has served as a Venture Partner with Ampersand Ventures, a private equity fund focused on healthcare investment, since 2007 and President of Scientific Technologies and Solutions, LLC, a diagnostic and technology consulting company, since 2007. From 1987 to 2006 Dr. McCarthy was President, CEO, Chairman and CTO of Focus Diagnostics and later served as its CTO following the company’s acquisition by Quest Diagnostics in 2006. Prior to this, Dr. McCarthy was President for the U.S. Diagnostics Division of Boehringer Mannheim; Vice President and General Manager and Vice President R&D for Becton Dickinson & Co. Dr. McCarthy’s academic experience includes faculty positions at Johns Hopkins School of Medicine, University of North Carolina School of Medicine, and Cornell University School of Medicine, as well as serving as a Laboratory Director at the Memorial Sloan-Kettering Cancer Center and at North Carolina Memorial Hospital. Dr. McCarthy received his Ph.D. in Microbiology from the University of New Hampshire and his B.S. in Biology from St. Anselm College. We believe that Dr. McCarthy’s education and business and technical expertise, including his extensive experience serving as a chief executive or chief technical officer of various diagnostic and laboratory companies, combined with his extensive academic experience from holding faculty positions at various medical schools, give him a broad understanding of the diagnostic industry and the key technical skills and qualifications to serve as a director. Dr. McCarthy’s key technical skills complement and supplement those of other members of our Board of Directors.

Christine A. White, M.D., has served as a member of our Board of Directors since January 2009. Dr. White was with Biogen Idec Inc., a biopharmaceutical company, from 1996 to 2005, where she held several senior positions, most recently as Senior Vice President, Global Medical Affairs. From 1994 to 1996, Dr. White served as the Director of Clinical Oncology Research at the Sidney Kimmel Cancer Center in San Diego and, from 1984 to 1994, Dr. White was on the clinical staff and held various positions in the Department of Medicine at Scripps Memorial Hospitals in La Jolla and Encinitas, California, most recently as Chairman, Department of Medicine. Dr. White currently serves as a member of the board of directors at Arena Pharmaceuticals, Inc. and previously served as a director at Monogram Biosciences, Inc. from August 2008 to August 2009 and Pharmacyclics from August 2006 to September 2009. Dr. White holds a B.A. in Biology and an M.D. from the University of Chicago and is Board certified in both Internal Medicine and Medical Oncology. We believe that Dr. White’s medical, business and scientific expertise, including her diversified background in management and in medical and clinical research positions at biopharmaceutical, hospital and research institutions and her experience on various public company boards, combined with her extensive oncology research, clinical development and regulatory experience, give her a deep understanding of the diagnostic and clinical needs of our key physician customers and the qualifications and skills to serve as a director.

Executive Officers

The following is biographical information as of March 31, 2010 for our executive officers other than Dr. Nova, whose biographical information is included above.

Name	Age	Position
Samuel D. Riccitelli	51	Executive Vice President and Chief Operating Officer
Douglas A. Schuling	49	Executive Vice President and Chief Financial Officer
Christian V. Kuhlen, M.D., Esq.	37	Vice President, General Counsel and Corporate Secretary

Samuel D. Riccitelli has served as our executive vice president and chief operating officer since October 2001. From 1995 to 2001, Mr. Riccitelli served in a number of positions for Becton, Dickinson and Company, a global medical technology company, including most recently as vice president & general manager and as a board member for BD Ventures, L.L.C., a venture capital fund. From 1989 to 1994, he served in a number of positions for the FOxS Division of Puritan-Bennett Corporation, a medical device company, including most recently as general manager. Mr. Riccitelli holds a B.A. in biology from Washington and Jefferson College and a M.S. Eng. degree in mechanical & biomedical engineering from The University of Texas.

Douglas A. Schuling has served as our executive vice president and chief financial officer since April 1999. From 1997 to March 1999, Mr. Schuling held the position of chief financial and operating officer for Point-of-Care Systems, a venture capital backed clinical information systems company. From 1985 to 1997, Mr. Schuling held various positions at Nellcor Puritan Bennett, a research, development and manufacturing company, specializing in medical equipment and supplies, most recently as Hospital Group Controller. Mr. Schuling received his B.S. degree in accounting from Drake University.

Christian V. Kuhlen, M.D., Esq. has served as our vice president, general counsel and corporate secretary since September 2007 and was appointed as our chief compliance officer in November 2009. Prior to joining Genoptix, Dr. Kuhlen was an attorney with Cooley Godward Kronish LLP from October 2004 to September 2007. Between August 1997 and May 2004, Dr. Kuhlen was a full-time graduate student. From October 1995 to July 1997, Dr. Kuhlen was a research assistant at The Scripps Research Institute in La Jolla, California, where he studied the pathogenesis of the hepatitis B and hepatitis C viruses. He holds a B.S. in biochemistry and cell biology and a B.A. in economics from the University of California, San Diego and a J.D. and M.D. from the University of Southern California.

Independence of the Board of Directors and its Committees

As required under The NASDAQ Stock Market, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors of such listed company. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Genoptix, our senior management and our independent auditors, our Board of Directors has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Buono, Dr. Curry, Ms. Eastham, Mr. Henos, Dr. McCarthy, Dr. Senyei, and Dr. White. It has also been affirmatively determined that, if elected, Mr. Parker will also be an independent director within the meaning of the applicable NASDAQ listing standards. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with us. Dr. Nova, our President and Chief Executive Officer, is not an independent director by virtue of her employment with us.

As required under applicable NASDAQ listing standards, our independent directors met four times during fiscal 2009 in regularly scheduled executive sessions at which only independent directors were present. The Chairman of the Board of Directors has typically presided over these executive sessions. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable Securities and Exchange Commission, or SEC, and NASDAQ listing standards (including in the case of the Audit Committee Rules 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards) and free of any relationship that would impair his or her individual exercise of independent judgment with regard to Genoptix. In addition, all of the members of the Compensation Committee are independent as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

Board Leadership Structure

Our current policy is to separate the positions of chief executive officer and Chairman of the Board of Directors, except in unusual circumstances as determined by our Board of Directors. However, our Board of Directors reserves the right to modify this policy based on changes in our organization or business environment. Our Board of Directors believes continued flexibility with respect to separating or combining the roles is the best approach at this time so as to provide the most appropriate leadership structure as we continue to undergo rapid growth and are required to adapt and respond to new challenges and a continuously changing business and regulatory environment.

Currently, we have an independent director serving as Chairman of the Board of Directors. Our Board of Directors has determined that having an independent director serve as Chairman of the Board is in our and our stockholders best interests at this time. The Chairman of the Board of Directors chairs executive sessions of the independent directors, reviews agendas in advance of meetings and establishes priorities for the attention of our Board. The Chairman of the Board of Directors also communicates with the chief executive officer on a regular basis. This structure ensures a greater role of oversight for the independent directors with the Chairman of the Board of Directors serving as a key interface between the independent directors and our management.

The Board of Directors’ Role in Risk Oversight

Our Board of Directors and each of its committees have an active role in overseeing management of the Company’s risks. Our Board of Directors and each of its committees regularly discuss with management our major risk exposures, their potential impact on our business and the steps we take to actively monitor and manage these risks. A significant amount of this oversight with respect to risk management is conducted at the committee level, with each committee being responsible for risks that are under the purview of a particular committee. The chairperson of a particular committee then regularly reports back to our full Board of Directors with respect to material risks, which enables our Board and each of its committees to ensure that appropriate resources and attention are provided to manage risk exposure while coordinating the risk oversight role, particularly with respect to areas of major risk exposure. The roles and responsibilities of each of the committees of our Board of Directors are described in detail below under the section titled “Information Regarding the Board of Directors and its Committees”.

Strategic risks are primarily overseen by our Board of Directors, while financial risks, credit risks and liquidity risks are overseen by the Audit Committee. Furthermore, the Audit Committee must approve any related party transactions we may enter into and also reviews and discusses reports from management, independent auditors and other committees with respect to accounting and financial controls, assessment of business risks and certain matters related to legal and ethical compliance programs. With regular reviews with management and the assistance of the Company’s outside advisors, the Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans, terms of employment, equity incentives and compensation plans, policies, and procedures, and assists our Board of Directors in fulfilling its oversight responsibility with respect to evaluating whether any of our compensation policies or practices encourage excessive or inappropriate risk taking or otherwise create risks that are reasonably likely to have a material adverse effect on the Company. The Nominating and Corporate Governance Committee provides oversight of risks associated with potential conflicts of interest by assessing and ensuring the independence of our Board of Directors and developing proper corporate governance policies and principles. The Compliance Committee assists our Board of Directors in fulfilling its oversight responsibility with respect to all legal and regulatory obligations (excluding those related to tax, financial reporting and securities related laws), including healthcare compliance and public policy issues that affect us.

Members of management responsible for the day-to-day management and oversight of the Company’s risks report back to the various committees and to our Board of Directors, as appropriate, in periodic meetings. The committee chairs report findings regarding material risk exposures to the Board of Directors as soon as possible.

Meetings of the Board of Directors

The Board of Directors met five times during fiscal 2009. Each member of our Board of Directors attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Compliance Committee. The following is current membership information and membership and meeting information for each of these committees during the year ended December 31, 2009.

Name	Audit Committee		Compensation Committee		Compliance Committee		Nominating and Corporate Governance Committee
Timothy M. Buono (1)	X	*			X
Robert E. Curry, Ph.D.	X				X	*
Karin Eastham	X						X
Michael A. Henos			X	*
Arda M. Minocherhomjee, Ph.D. (2)			X	†			X	†
Laurence R. McCarthy, Ph.D.					X
Andrew E. Senyei, M.D			X				X	*
Christine A. White, M.D			X				X
Total meetings in fiscal 2009	4		4		4		4

*	Committee Chair
†	Former committee member
(1)	Mr. Buono’s term as a director, and his participation on the Audit Committee and Compliance Committee, will expire at the annual meeting.
(2)	Dr. Minocherhomjee resigned as a director and a member of the Compensation Committee and the Nominating and Corporate Governance Committee in January 2009.

We anticipate that prior to the annual meeting we will modify the membership of certain of our committees to address the anticipated change in Board membership effective as of the annual meeting. Such modifications would be contingent upon the election of each nominee for Class III director named in this proxy statement.

Below is a description of each committee of the Board of Directors and its functions. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

The Audit Committee operates pursuant to a written charter that is available on our website at http://investor.genoptix.com. The Audit Committee consists of Timothy M. Buono, Robert E. Curry, Ph.D. and Karin Eastham, with Mr. Buono serving as the Chair of the Audit Committee. Prior to the annual meeting and contingent upon the election of each nominee for Class III director named in this proxy statement, we intend to appoint a new Chair of the Audit Committee to replace Mr. Buono effective as of the annual meeting. The Audit Committee met four times during fiscal 2009. The functions of the Audit Committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•	reviewing our annual and quarterly consolidated financial statements and reports and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and consolidated financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and providing oversight with respect to any related party transactions;

•

reviewing reports from management, our auditors and our Compliance Committee regarding our procedures to monitor and ensure compliance with our legal and regulatory responsibilities (including our disclosure controls and procedures), our code of business conduct and ethics and our compliance with legal and regulatory requirements;

•	reviewing our investment policy on a periodic basis; and

•	reviewing and evaluating, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter.

Our Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). Our Board of Directors has determined Mr. Buono and Ms. Eastham each qualify as audit committee financial experts within the meaning of applicable SEC regulations and NASDAQ Marketplace Rules. In making this determination, our Board has considered the formal education and nature and scope of their previous experience, coupled with their past and present service on various audit committees. Representatives of our independent auditors and management both periodically meet privately with the Audit Committee.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Genoptix under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Audit Committee

Timothy M. Buono, Chair

Robert E. Curry

Karin Eastham

Compensation Committee

The Compensation Committee operates pursuant to a written charter that is available on our website at http://investor.genoptix.com. The Compensation Committee consists of Michael A. Henos, Andrew E. Senyei, M.D., and Christine A. White, M.D., with Mr. Henos serving as the Chair of the Compensation Committee. Arda M. Minocherhomjee, Ph.D. served as a member of the Compensation Committee until his resignation from the Board of Directors in January 2009. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met four times during fiscal 2009. The functions of the Compensation Committee include, among other things:

•	reviewing and approving the compensation and other terms of employment of our executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•	evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	evaluating and recommending to our Board of Directors the type and amount of compensation to be paid or awarded to Board members;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full board its inclusion in our periodic reports to be filed with the SEC;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing the adequacy of our Compensation Committee charter on a periodic basis; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee.

Typically, the Compensation Committee meets at least three times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding her compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Genoptix, as well as authority to obtain, at the expense of Genoptix, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Beginning in 2008 and again during this past fiscal year, the Compensation Committee engaged Radford, an Aon Consulting Company, as compensation consultants, based primarily upon their reputation and the previous experience of certain committee members with Radford. The Compensation Committee requested that Radford:

•	evaluate the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group and to prepare a comprehensive detailed assessment of our executive compensation programs as compared to this group of companies. At the request of the Compensation Committee, Radford also conducted interviews with certain members of the Compensation Committee and senior management to learn more about our business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which we compete. Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Radford and resulting modifications, the Compensation Committee approved the recommendations of Radford with several modifications to such recommendations approved by the Compensation Committee. These modified recommendations are discussed in the Compensation Discussion and Analysis section of this proxy statement. Radford did not provide the Company with any additional services (such as benefits administration or human resources consulting) during 2009 in excess of $120,000.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In February 2008, the Compensation Committee formed a Non-Officer Stock Option Committee, currently comprised of Dr. Nova and Mr. Schuling, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees and consultants who are not officers of Genoptix. The purpose of this delegation of authority is to enhance the flexibility of option administration within Genoptix and to facilitate the timely grant of options to non-management employees and consultants, particularly new employees and consultants, within specified limits approved by the Compensation Committee. In particular, the subcommittee may not grant options to acquire more than an aggregate of 500,000 shares to all employees per calendar year or 20,000 shares per individual employee per calendar year without obtaining additional delegated authority from the Compensation Committee. Stock option awards made by this subcommittee are typically granted on or about the same date each month to provide consistency and facilitate option administration. Typically, as part of its oversight function, the Compensation Committee will review on a quarterly basis the list of grants made by the subcommittee.

In recent years, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the last quarter of the year or the first quarter of the next year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive

Officer, the evaluation of her performance is conducted by the Compensation Committee, which determines any adjustments to her compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2009, the following directors served as members of the Compensation Committee: Michael A. Henos, Andrew E. Senyei, M.D., Christine A. White, M.D. and Arda M. Minocherhomjee, Ph.D. No member of our Compensation Committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. We have had a Compensation Committee for ten years. Prior to establishing the Compensation Committee, our full Board of Directors made decisions relating to compensation of our executive officers.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Genoptix under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Compensation Committee

Michael A. Henos, Chair

Andrew E. Senyei, M.D.

Christine A. White, M.D.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee operates pursuant to a written charter that is available on our website at http://investor.genoptix.com. The Nominating and Corporate Governance Committee consists of Karin Eastham, Andrew E. Senyei, M.D. and Christine A. White, M.D., with Dr. Senyei serving as the Chair of the Nominating and Corporate Governance Committee. Arda M. Minocherhomjee, Ph.D. served as a member of the Nominating and Corporate Governance Committee until his resignation from the Board of

Directors in January 2009. The Nominating and Corporate Governance Committee met four times during 2009. The functions of the Nominating and Corporate Governance Committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board;

•	determining the minimum qualifications for service on our Board of Directors;

•	evaluating director performance on our Board of Directors and applicable committees of the Board and determining whether continued service on our Board is appropriate;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors;

•	considering and assessing the independence of members of our Board of Directors;

•

developing, as appropriate, a set of corporate governance policies and principles, including a code of business conduct and ethics and reviewing and recommending to our Board of Directors any changes to such policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise;

•	reviewing the adequacy of its charter on an annual basis; and

•	evaluating, at least annually, the performance of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Genoptix, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, our Board of Directors and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of our stockholders. In addition to considerations of diversity, in conducting this assessment, the Nominating and Corporate Governance Committee considers age, skills and such other factors as it deems appropriate given the current needs of the Board of Directors and Genoptix, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 1811 Aston Avenue, Carlsbad, California 92008, no later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of each class of our capital stock which are owned by such nominee, (iv) the date or dates on which such shares were acquired and the investment intent of such acquisition, (v) a completed and signed questionnaire, representation and agreement (as described in our bylaws) and (vi) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended. Additionally, stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must include in the submission, as to the stockholder giving the notice, the name and address of such stockholder, the class, series and number of our shares that are owned by such stockholder, and such other information as is specified in our bylaws. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors should carefully review our bylaws for additional required information with respect to stockholder nominations of director candidates. To date, the Nominating and Corporate Governance Committee has not received or rejected a timely director nominee for election at an upcoming meeting from a stockholder or stockholders holding more than 5% of our voting stock.

Compliance Committee

The Compliance Committee consists of Timothy M. Buono, Robert E. Curry, Ph.D. and Laurence R. McCarthy, Ph.D., with Dr. Curry serving as the Chair of the Compliance Committee. The Compliance Committee met four times during fiscal 2009. The functions of the Compliance Committee include, among other things:

•	overseeing, monitoring, and evaluating our compliance with all regulatory obligations (with the exception of obligations relating to tax and securities-related laws);

•

reviewing our applicable standards, policies, and procedures with a focus on (1) our efforts towards continuous improvement in the quality of our laboratory and other healthcare-related services that we provide, and (2) our effort to be honest and ethical with laws governing (a) financial relationships between us and physician customers or other potential sources of referrals (e.g., anti-kickback and anti-referral laws), (b) Medicare reimbursement, and (c) conflicts of interest;

•	reviewing our efforts relating to employee education of regulatory and compliance requirements;

•	appointing, overseeing, and reviewing the activities of our chief compliance officer and reviewing periodic reports from our chief compliance officer;

•	meeting and reporting to our Board of Directors at least twice annually; and

•	recommending such actions or measures be adopted by the Board of Directors as it deems appropriate to improve the effectiveness of our compliance program.

Stockholder Communications with the Board of Directors

Our Board of Directors has adopted a formal process by which our stockholders may communicate with the Board or individual directors. Information regarding this process is available on our website at http://investor.genoptix.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics relating to the conduct of our business by our employees, officers and directors. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. The Code of Business Conduct and Ethics is available on our website at http://investor.genoptix.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website at http://investor.genoptix.com.

Corporate Governance Guidelines

Our Board of Directors has documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to Board composition and selection, the role of the Board, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, Board committees and compensation, and conflicts of interests and related-party transactions. The Corporate Governance Guidelines were adopted by the Board of Directors to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed at http://investor.genoptix.com.

Accounting and Auditing Matters Open Door Policy

We have adopted an Open Door Policy on Reporting Complaints Regarding Accounting and Auditing Matters to facilitate the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by our employees of concerns regarding these matters. Information regarding the process for reporting such complaints is available on our website at http://investor.genoptix.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our inception in 1999. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Genoptix and our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors must receive “For” votes from the majority of shares present and entitled to vote either in person or by proxy. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

In connection with the audit of our 2009 financial statements, our Audit Committee entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for Genoptix. That agreement is subject to alternative dispute resolution procedures.

The following table provides information regarding the aggregate fees billed to us by Ernst & Young LLP for the fiscal years ended December 31, 2009 and 2008. All fees described below were pre-approved by the Audit Committee.

	Years Ended December 31,
	2009	2008
Audit Fees (1)	$439,769	$614,097
Audit-Related fees	—	—
Tax Fees (2)	292,697	238,997
All Other Fees (3)	—	20,000

Total Fees	$732,466	$873,094

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit and quarterly review of our consolidated financial statements ($79,486 for 2009 and $76,048 for 2008) and review of our Registration Statements on Forms S-1 and S-8, and preparation of comfort letters associated with our secondary offering, and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Tax Fees consist of fees billed in the indicated year for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.
(3)	All Other Fees consist of fees billed in the indicated year for other permissible work performed by Ernst & Young LLP that is not included within the above category descriptions.

During the fiscal years ended December 31, 2009 and 2008, none of the hours expended on our financial audit by Ernst & Young LLP were provided by persons other than Ernst & Young LLP’s full-time permanent employees.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditors, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 31, 2010 by: (i) each of our directors and nominees for director, (ii) each of our executive officers named in our Summary Compensation Table, (iii) all of our directors and executive officers as a group and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 17,467,660 shares outstanding on March 31, 2010, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on May 30, 2010, which is 60 days after March 31, 2010. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Holders:
BlackRock, Inc. (2)	1,940,607	11.1%
40 E. 52nd St. New York NY 10022
Janus Capital Management LLC (3)	1,223,334	7.0%
151 Detroit St. Denver CO 80206
OppenheimerFunds, Inc. (4)	1,069,513	6.1%
Two World Financial Center 225 Liberty St. New York NY 10281
MMI Investments, L.P. (5)	1,016,000	5.8%
1370 Avenue of the Americas New York NY 10019
Eagle Asset Management, Inc. (6)	1,000,734	5.7%
880 Carillon Parkway St. Petersburg FL 33716
Next Century Growth Investors, LLC (7)	959,452	5.5%
5500 Wayzata Blvd., Suite 1275 Minneapolis MN 55416

Directors and executive officers:
Timothy M. Buono (8)	18,816	*
Robert E. Curry, Ph.D. (9)	28,741	*
Karin Eastham (10)	13,589	*
Michael Henos (11)	13,783	*
Laurence R. McCarthy, Ph.D. (12)	14,339	*
Geoffrey M. Parker (13)	0	*
Andrew E. Senyei, M.D. (14)	48,514	*
Christine A. White, M.D. (15)	16,623	*
Tina S. Nova, Ph.D. (16)	375,295	2.1%
Samuel D. Riccitelli (17)	173,449	*
Douglas A. Schuling (18)	133,469	*
Christian V. Kuhlen, M.D., Esq. (19)	18,203	*
All executive officers and directors as a group (12 persons) (20)	854,821	4.7%

*	Represents beneficial ownership of less than 1%.
(1)	Except as otherwise noted above, the address for each person or entity listed in the table is c/o Genoptix, Inc., 1811 Aston Avenue, Carlsbad, CA 92008.
(2)	Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of our common stock held by BlackRock, Inc. No one person’s interest in our common stock held by BlackRock, Inc. is more than five percent of our total outstanding common stock. This information is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 8, 2010.
(3)	Janus Capital Management LLC (“Janus Capital”) has a direct 91.8% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”). Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 816,434 shares of our common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Perkins may be deemed to be the beneficial owner of 406,900 shares of our common stock held by such Managed Portfolios. However, Perkins does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. No one person’s interest in our common stock held in the Managed Portfolios is more than five percent of our common stock. This information is based solely on a Schedule 13G filed by Janus Capital and Perkins with the SEC on February 16, 2010.
(4)	OppenheimerFunds, Inc. (“Oppenheimer”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and has the shared power to vote or direct the vote of, and the shared power to dispose of or direct the disposition of, our shares of common stock held by it. Oppenheimer disclaims beneficial ownership of such shares. This information is based solely on a Schedule 13G filed by Oppenheimer with the SEC on February 2, 2010.
(5)	MMI Investments, L.P. (“MMI Investments”) has the sole power to direct the vote and disposition of the shares of our common stock held by it. MCM Capital Management, LLC (“MCM”), the sole general partner of MMI Investments, does not directly own any shares of our common stock. However, by virtue of being the general partner of MMI Investments, MCM may be deemed to be the beneficial owner of the shares of our common stock owned by MMI Investments and to have sole power over the voting and disposition of such shares as a result of its having the sole power to make voting and disposition decisions on behalf of MMI Investments with respect to such shares. Clay B. Lifflander, the President of MMI Investments, does not directly own any shares of our common stock. However, as a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Mr. Lifflander may be deemed to beneficially own the shares of our common stock owned by MMI Investments. Mr. Lifflander disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The above share count is as of January 26, 2010. This information is based solely on a Schedule 13D filed by MMI Investments, MCM, and Mr. Lifflander with the SEC on February 4, 2010.
(6)	Eagle Asset Management, Inc. (“Eagle Asset”) is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 and has the sole power to vote or direct the vote of, and the sole power to dispose of or direct the disposition of, our shares of common stock held by it. This information is based solely on a Schedule 13G filed by Eagle Asset with the SEC on January 21, 2010.
(7)

These shares of common stock may be deemed to be beneficially owned by (1) Next Century Growth Investors, LLC by virtue of its investment discretion and/or voting power over client securities, which may be revoked; and (2) Thomas L. Press and Donald M. Longlet, as a result of their positions with and ownership positions in Next Century Growth Investors, LLC, which could be deemed to confer upon each of them voting and/or investment power over the shares. Each of Next Century Growth Investors, LLC,

Thomas L. Press and Donald M. Longlet disclaim beneficial ownership of these shares except to the extent of each of their respective pecuniary interest therein, if any. This information is based solely on a Schedule 13G/A filed by the above-named entity and persons with the SEC on February 12, 2010.

(8)	Includes 13,575 shares that Mr. Buono has the right to acquire from us within 60 days after March 31, 2010 pursuant to the exercise of stock options.
(9)	Includes 28,325 shares that Dr. Curry has the right to acquire from us within 60 days after March 31, 2010 pursuant to the exercise of stock options.
(10)	Includes 9,964 shares that Ms. Eastham has the right to acquire from us within 60 days after March 31, 2010 pursuant to the exercise of stock options.
(11)	Includes 12,394 shares that Mr. Henos has the right to acquire from us within 60 days after March 31, 2010 pursuant to the exercise of stock options.
(12)	Includes 9,964 shares that Dr. McCarthy has the right to acquire from us within 60 days after March 31, 2010 pursuant to the exercise of stock options.
(13)	Mr. Parker is a nominee for election as a member of our Board of Directors at this annual meeting. He has not previosuly served on our Board of Directors.
(14)	Includes 27,152 shares that Dr. Senyei has the right to acquire from us within 60 days after March 31, 2010 pursuant to the exercise of stock options. These shares are subject to an agreement pursuant to which Dr. Senyei transfers the shares for no consideration to Enterprise Partners V, LP, of which he is a general partner.
(15)	Includes 6,579 shares that Dr. White has the right to acquire from us within 60 days after March 31, 2010 pursuant to the exercise of stock options.
(16)	Includes 355,024 shares that Dr. Nova has the right to acquire from us within 60 days after March 31, 2010 pursuant to the release of 4,524 restricted stock unit, or RSU, awards and exercise of 350,500 stock options, of which 2,711 would be initially unvested and subject to a right of repurchase by us as of May 30, 2010 that would lapse over the vesting schedule.
(17)	Includes 161,605 shares that Mr. Riccitelli has the right to acquire from us within 60 days after March 31, 2010 pursuant to the release of 2,508 RSU awards and exercise of 159,097 stock options, of which 1,097 would be initially unvested and subject to a right of repurchase by us as of May 30, 2010 that would lapse over the vesting schedule.
(18)	Includes 122,994 shares that Mr. Schuling has the right to acquire from us within 60 days after March 31, 2010 pursuant to the release of 1,849 RSU awards and exercise of 121,145 stock options, of which 1,106 would be initially unvested and subject to a right of repurchase by us as of May 30, 2010 that would lapse over the vesting schedule.
(19)	Includes 11,763 shares that Dr. Kuhlen has the right to acquire from us within 60 days after March 31, 2010 pursuant to the release of 874 RSU awards and exercise of 10,889 stock options.
(20)	Includes the shares referred to in footnotes (8), (9), (10), (11), (12), (14), (15), (16), (17), (18) and (19).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes securities available under our equity compensation plans as of December 31, 2009:

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Awards		Weighted Average Exercise Price of Outstanding Options and Awards		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders:
2001 Equity Incentive Plan	801,585	(1)	$1.44		—
2007 Equity Incentive Plan	1,432,939	(2)	$29.77	(3)	1,043,930
2007 Non-Employee Directors’ Stock Option Plan	77,256		$30.17		217,813
2007 Employee Stock Purchase Plan (4)	—		—		636,800
Equity compensation plans not approved by security holders:
None

(1)	All shares issuable upon exercise of options.
(2)	Represents 1,256,661 shares issuable upon exercise of options and 176,278 shares issuable under restricted stock unit awards.
(3)	Restricted stock unit awards have been excluded for purposes of computing weighted-average exercise price.
(4)	The employee stock purchase occurred and common shares were issued on December 31, 2009. Therefore, there were no outstanding employee contributions, shares or weighted average exercise price thereof as of December 31, 2009.

Our 2007 Equity Incentive Plan, or the 2007 EIP, provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards. In addition, the 2007 EIP provides for the grant of performance cash awards. The aggregate number of shares of common stock that was initially authorized for issuance pursuant to stock awards under the 2007 EIP was 1,500,000 shares, plus 75,421 shares that remained available for future issuance under our 2001 Equity Incentive Plan, or the 2001 EIP, as of the effective date of the 2007 EIP. As of December 31, 2009, there was an aggregate of 3,278,454 shares of common stock authorized under the 2007 EIP, including 1,043,930 shares available for future issuance thereunder and shares reserved for issuance in connection with outstanding stock awards. In addition, the number of shares of common stock reserved for issuance automatically increases (i) on January 1 of each calendar year, from January 1, 2008 through January 1, 2017, by the least of (a) 3% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b) 750,000 shares, or (c) a number determined by our Board of Directors that is less than (a) or (b) and (ii) from time to time by the number of shares that are issuable pursuant to options under the 2001 EIP that are forfeited or expire. On January 1, 2010, the number of shares of common stock reserved for issuance under our 2007 EIP was automatically increased by 518,274 shares.

The 2007 Non-Employee Directors’ Stock Option Plan, or the 2007 Directors’ Plan, provides for the automatic grant of nonstatutory stock options to purchase shares of our common stock to our non-employee directors. An aggregate of 250,000 shares of common stock was initially reserved for issuance under the 2007 Directors’ Plan. As of December 31, 2009, there was an aggregate of 295,069 shares of common stock authorized under the 2007 Directors’ Plan, including 217,813 shares available for future issuance thereunder and shares reserved for issuance in connection with outstanding stock options. This amount increases automatically annually on the first day of our fiscal year, from 2008 until 2017, by an aggregate number of shares of our common stock equal to the number of shares subject to options granted as initial grants and annual grants under the 2007 Directors’ Plan during the immediately preceding year or a lesser amount as determined by our Board of Directors. On January 1, 2010, the number of shares of common stock reserved for issuance under our 2007 Directors’ Plan was automatically increased by 38,125 shares.

The 2007 Employee Stock Purchase Plan, or the 2007 ESPP, authorizes the issuance of shares of our common stock pursuant to purchase rights granted to our employees. An aggregate of 500,000 shares of common stock was initially reserved for issuance under the 2007 ESPP. As of December 31, 2009, there was an aggregate of 636,800 shares of common stock authorized under the ESPP, all of which were available for future issuance thereunder. The number of shares of our common stock reserved for issuance automatically increases on January 1 of each calendar year, from January 1, 2008 through January 1, 2017, by the least of (a) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b) 250,000 shares or (c) a number determined by our Board of Directors that is less than (a) or (b). On January 1, 2010, the number of shares of common stock reserved for issuance under our 2007 ESPP was automatically increased by 172,758 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except that due to an administrative oversight, Dr. Senyei filed a late Form 5 to report the transfer and related change in the form of beneficial ownership (from direct to indirect ownership) of certain previously reported shares.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2009 to each of our non-employee directors:

Name	Fees Earned or Paid In Cash ($) (1)	RSU Awards ($) (2)(3)	Option Awards ($) (2)(4)	Total ($)
Timothy M. Buono (5)	$55,000	$74,225	$63,710	$192,935
Robert E. Curry, Ph.D. (5)	52,500	74,225	63,710	190,435
Karin Eastham (5)	45,000	74,225	63,710	182,935
Michael A. Henos (5)	45,000	74,225	63,710	182,935
Laurence R. McCarthy, Ph.D. (5)	40,000	74,225	63,710	177,935
Andrew E. Senyei, M.D. (6)	75,000	148,450	127,419	350,869
Christine A. White, M.D. (7)	42,500	193,163	159,263	394,926

(1)	Our Non-Employee Director Compensation Policy became effective for all of our non-employee directors on the effective date of our initial public offering in October 2007 and was revised in May 2008. The amounts in this column represent the amounts paid in annual retainers to our non-employee directors for their service on the Board of Directors and committees of the Board in 2009.
(2)	Represents the full grant date fair value of stock option and RSU awards calculated in accordance with FASB ASC Topic 718 for awards granted during 2009. We value RSU awards at their intrinsic value. For a discussion of valuation assumptions, see the section entitled “Stock-Based Compensation” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the notes to our consolidated financial statement each included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(3)	Initial RSU awards vest in equal installments on a quarterly basis over three years and annual RSU awards vest in equal installments on a quarterly basis over one year in four equal installments. In addition, if a change in control occurs, then the vesting and exercisability of the director’s RSU awards will accelerate in full.
(4)	Option awards vest in equal installments on a monthly basis over three years for initial stock option awards and over one year for annual stock option awards. In addition, if a change in control occurs, then the vesting and exercisability of the director’s options will accelerate in full.
(5)	The aggregate number of shares subject to outstanding RSU awards was 3,750 for each of Mr. Buono, Dr. Curry and Mr. Henos and 4,167 for each of Ms. Eastham and Dr. McCarthy as of December 31, 2009. The aggregate number of shares subject to outstanding option awards was 17,500 for Mr. Buono, 32,250 for Dr. Curry, 16,319 for Mr. Henos, and 13,750 for each of Ms. Eastham and Dr. McCarthy as of December 31, 2009. The grant date fair value of the option awards and intrinsic value of the RSU awards granted to each of Mr. Buono, Dr. Curry, Ms. Eastham, Mr. Henos and Dr. McCarthy in 2009 are as follows:

			RSU Awards		Option Awards
Grant Date	Term (years)	Vesting	Number of Shares	Intrinsic Value	Number of Shares	Exercise Price ($/share)	Grant Date Fair Value ($)
6/2/2009	1	1 year (1/12th monthly)	—	—	3,750	$29.69	$63,710
6/2/2009	1	1 year (1/4th quarterly)	2,500	$74,225	—	—	—

(6)	The aggregate number of shares subject to outstanding RSU and option awards was 7,500 and 35,000, respectively, as of December 31, 2009. The grant date fair value of the option awards and intrinsic value of the RSU awards granted in 2009 are as follows:

			RSU Awards		Option Awards
Grant Date	Term (years)	Vesting	Number of Shares	Intrinsic Value	Number of Shares	Exercise Price ($/share)	Grant Date Fair Value ($)
6/2/2009	1	1 year (1/12th monthly)	—	—	7,500	$29.69	$127,419
6/2/2009	1	1 year (1/4th quarterly)	5,000	$148,450	—	—	—

(7)	The aggregate number of shares subject to outstanding RSU and option awards was 4,375 and 11,875, respectively, as of December 31, 2009. The grant date fair value of the option awards and intrinsic value of the RSU awards granted in 2009 are as follows:

			RSU Awards		Option Awards
Grant Date	Term (years)	Vesting	Number of Shares	Intrinsic Value	Number of Shares	Exercise Price ($/share)	Grant Date Fair Value ($)
6/2/2009	1	1 year (1/12th monthly)	—	—	1,875	$29.69	$31,855
1/6/2009	3	3 years (1/36th monthly)	—	—	10,000	31.21	127,408
6/2/2009	1	1 year (1/4th quarterly)	1,250	$37,113	—	—	—
1/6/2009	3	3 years (1/12th quarterly)	5,000	156,050	—	—	—

We also reimburse and will continue to reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board.

Pursuant to the Non-Employee Director Compensation Policy, each member of our Board of Directors who is not our employee receives the following cash compensation for Board services, as applicable:

•	$35,000 per year for service as a Board member;

•	$30,000 per year for service as the Chairman of the Board;

•	$15,000 per year for service as Chairperson of the Audit Committee and $7,500 for service as a member of such committee;

•	$10,000 per year for service as Chairperson of the Compensation Committee or the Compliance Committee and $5,000 for service as a member of either committee; and

•	$5,000 per year for service as Chairperson of the Nominating and Corporate Governance Committee and $2,500 for service as a member of such committee.

The Non-Employee Director Compensation Policy requires that members of our Board of Directors endeavor to attend at least 75% of the Board meetings and the committees on which a particular director serves.

In addition, our non-employee directors receive initial and annual, automatic, non-discretionary grants of nonqualified stock options under the terms and provisions of our 2007 Directors’ Plan and initial and annual, automatic, non-discretionary grants of RSU awards under the terms and provisions of our 2007 EIP and our Non-Employee Director Compensation Policy.

Each new non-employee director joining our Board of Directors is automatically granted a non-statutory stock option to purchase 10,000 shares of our common stock with an exercise price equal to the then fair market value of our common stock under our 2007 Directors’ Plan. On the date of each annual meeting of our stockholders, each non-employee director is also automatically granted a non-statutory stock option to purchase 3,750 shares of our common stock on that date with an exercise price equal to the then fair market value of our common stock under our 2007 Directors’ Plan. Initial grants vest monthly over three years and annual grants vest in twelve equal monthly installments. All stock options granted under our 2007 Directors’ Plan have a term of ten years and vesting automatically accelerates upon the closing of a change in control transaction.

Each new non-employee director joining our Board of Directors automatically receives a RSU award grant of 5,000 shares of common stock under our 2007 EIP. On the date of each annual meeting of our stockholders, each non-employee director also automatically receives a RSU award grant of 2,500 shares of our common stock on that date under our 2007 EIP. Initial grants vest quarterly over three years and annual grants vest in four equal quarterly installments. All RSU awards granted under our 2007 EIP have a term of ten years and vesting automatically accelerates upon the closing of a change in control transaction.

The Non-Employee Director Compensation Policy further provides that the Chair of the Board of Directors receives twice the number of shares subject to the annual stock option and RSU awards for service as Chair of the Board and, in the event the Chair of the Board is first elected to the Board and as its Chair simultaneously, the Chair of the Board would receive twice the number of shares subject to the initial stock option and RSU awards.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee of our Board of Directors, which is composed entirely of independent directors, administers our executive compensation program. The role of our Compensation Committee includes:

•	reviewing, modifying, and approving our overall compensation strategy and policies and assessing any risks associated with our policies and practices;

•	overseeing and administering our compensation and benefit plans;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers;

•	reviewing and approving, generally on an annual basis, all compensation decisions relating to our executive officers;

•	overseeing the preparation of, and approving, this section of our annual proxy statement; and

•	engaging outside advisors, as appropriate, including but not limited to attorneys, compensation consultants and accountants.

Compensation Philosophy

Our executive compensation programs are designed to:

•	attract, motivate and retain executives of outstanding ability and potential;

•

reward the achievement of key performance measures, including meeting or exceeding our revenue and profit objectives and operational and strategic goals, such as executing on our hiring plan, infrastructure expansion and business development objectives in line with our growth objectives and cash management goals, all as set forth in our annual operating plan; and

•	ensure that executive compensation is meaningfully related to the creation of stockholder value.

Our Compensation Committee believes that our executive compensation programs should include short-term and long-term incentive components to motivate executives to attain our short-term and long-term performance objectives through a mix of cash and equity-based incentive compensation. Our compensation programs are designed to reward performance that consistently meets or exceeds expectations by increasing base salary levels, awarding annual cash bonuses for performance that meets or exceeds target levels, and granting additional equity awards. Our Compensation Committee believes that when our and our executives’ performance does not meet key objectives, cash and equity incentive award payments, if any, should be less than target levels. Our Compensation Committee evaluates both performance and compensation levels to make sure that the compensation provided to our executives remains competitive relative to compensation paid by companies with similar financial profiles in the medical laboratory and life sciences industries, taking into account our relative performance and our own strategic objectives.

Setting Executive Compensation

Our Compensation Committee reviews and determines generally on an annual basis the compensation to be paid to our chief executive officer and other executive officers. As part of this process, our Compensation Committee conducts an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. Prior to 2008, before we became a publicly traded company, our Compensation Committee did not benchmark our executive compensation against a particular group of companies that it considered to be comparable to us or any other group of companies. Instead, the Compensation Committee generally considered compensation paid by life sciences and healthcare services companies included in executive compensation surveys, together with other information available to it based upon the extensive experience of the Compensation Committee members, and then used its subjective discretion to make compensation decisions.

Compensation Benchmarking and Peer Group

In early 2008, our Compensation Committee retained the services of Radford, a third-party executive compensation consultant, to provide recommendations and supporting data for establishing the cash and equity compensation levels for our executive officers for 2008. Based upon the recommendations of this executive compensation consultant and a comprehensive review of our executive compensation policies, our Compensation Committee identified in April 2008 a peer group of healthcare services and clinical diagnostic companies that were comparable to us and subsequently reassessed and refined our peer group in December 2008 for purposes of benchmarking our executive compensation for the 2009 fiscal year. Following the reassessment of our peer group in December 2008, our Compensation Committee reviewed our executive compensation and benchmarked our executive compensation against companies generally in the medical laboratory and research-based life sciences industry, primarily those with similar financial profiles, including similar market values, revenues and employee size. The peer group identified in December 2008 consisted of the following companies:

Abaxis	Enzo Biochem	Immucor	Quidel
Accuray	eResearch Technology	IRIS International	RTI Biologics
Alphatec Holdings	Exactech	Laboratory Corp. of America Holdings	Sequenom
ArthroCare	Genomic Health	Luminex	SonoSite
Bio Reference Laboratories	Gen-Probe	Meridian Bioscience	Surmodics
Cepheid	Hologic (formerly Third Wave Technologies)	Natus Medical	VNUS Medical Technologies
Cyberonics	Illumina	OraSure Technologies

In preparation for the 2010 fiscal year, Radford prepared a report in December 2009 at the direction of the Compensation Committee. Following a moderate adjustment of our peer group removing ArthroCare and VNUS Medical Technologies due to changes in comparative circumstances relative to ours and the lack of comparative data, our Compensation Committee reviewed our executive compensation for our executive officers for 2010 and benchmarked our executive compensation against companies generally in the medical laboratory and research-based life sciences industry, again concentrating on those with similar financial profiles, including similar market values, revenues and employee size.

Our Compensation Committee generally believes that gathering appropriate benchmark information is an important part of our compensation-related decision-making process and while this exercise does not perfectly capture all the unique aspects of our business, it typically provides a solid foundation upon which to base executive compensation decisions. In addition, our Compensation Committee continues to consider performance, the changing roles and responsibilities of our executive officers and the expected future contributions of our executive officers, and has typically taken into account advice from other independent members of our Board of Directors.

Determining 2009 Executive Compensation Levels

In setting executive compensation levels for 2009, our Compensation Committee sought to position our executive compensation levels at approximately the 75th percentile of our identified peer group for base salary and total cash compensation and maintain long-term compensation levels at approximately the 50th percentile of our identified peer group. Additionally, our Compensation Committee also considered our actual performance as measured against the key performance objectives set forth in our annual operating plan, including revenue, business growth and profitability objectives. Our Compensation Committee also considers key executive contributions leading to attainment of, or achievement in excess of, those objectives. Our Compensation Committee evaluated the overall performance of Genoptix as well as the individual contributions of our executive officers (because attainment of certain performance objectives may result primarily from the extraordinary performance of one or more of our executive officers). During 2009, our key corporate accomplishments included: exceeding revenue targets; substantially exceeding operating income targets; substantially exceeding earnings-per-share targets; consistent increases in test orders; increases in our market share; significant increases in gross margins and overall profitability as compared to those projected in our annual operating plan; favorable cash collections and DSO; validation and implementation of new tests; the successful hiring of sales, client services, billing, laboratory operations and other personnel; continued quality assurance and regulatory compliance; efficient and timely expansion of our laboratory and administrative facilities; and significant expansion of our testing capabilities and infrastructure. During 2009, our executive officers substantially exceeded the key performance objectives included in our annual operating plan.

The continued adverse economic conditions have not substantially impacted our business, and thus, our compensation decisions. In December of 2009, in order to reward the continued high level of performance of our executive officers reflected in our substantial growth and the attainment of our key performance objectives, our Compensation Committee made changes to continue to move executive compensation levels to approximate the 75th percentile of our identified peer group for total cash compensation for 2009 and for base salary and total potential cash compensation for 2010, and determined to approximate and maintain long-term compensation at the approximately 50th percentile of our identified peer group. Our Compensation Committee has considered and intends to continue to consider each of the key performance objectives included in our annual operating plan and individual contributions by our executive officers that lead to the achievement of these performance objectives in setting executive base compensation, performance bonus target levels, awards of performance bonuses, and long-term incentives.

Role of Chief Executive Officer in Compensation Decisions

Our chief executive officer typically evaluates the performance of other executive officers and employees on an annual basis and makes recommendations to our Compensation Committee with respect to annual salary adjustments, bonuses and annual equity awards. Our Compensation Committee exercises its own discretion in determining salary adjustments and discretionary cash and equity-based awards for all executive officers. Our chief executive officer is not present during deliberations or voting with respect to compensation decisions made for our chief executive officer.

Elements of Executive Compensation

During 2009, our executive compensation program consisted of the following elements:

•	base salaries;

•	annual cash incentives;

•	long-term equity incentives;

•	retirement, health, and welfare benefits; and

•	severance/termination benefits.

Prior to 2007, our compensation program had historically been weighted toward long-term compensation as opposed to short-term or cash-based compensation. As we have continued to grow our revenue and business and become increasingly profitable, our short-term cash-based compensation has become a more substantial component of total executive compensation. However, if we achieve our corporate goals, we expect the long-term equity awards granted to our executives to continue to be a very significant component of overall compensation. As discussed in more detail below, base salary and target bonus compensation levels are determined after reviewing benchmarking data and other competitive market factors. Our annual executive bonus plan sets cash bonus targets as a percentage of base salary. We provide long-term performance incentives in the form of stock option and RSU equity awards. On average in 2009, approximately 55% of total executive compensation was provided in the form of base salary and annual cash bonus incentives, and approximately 45% of total executive compensation was provided in the form of long-term equity incentives (based on the aggregate full grant date fair value of such equity incentives).

Base Salary. Base salaries for our executives were established based on the scope of their responsibilities and each executive officer’s individual experience. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels of our identified peer group, after taking into account individual responsibilities, performance and experience. Our Compensation Committee does not apply specific formulas to determine increases, although it has generally awarded increases as a percentage of an executive officer’s then current base salary.

In December 2008, as part of our annual comprehensive review of our executive compensation and based upon both our longer-term compensation philosophy on base salary and our Company’s performance, our Compensation Committee sought to reposition executive base salary levels for 2009 at the 75th percentile against our identified peer group. Accordingly, our Compensation Committee established 2009 annual base salaries of $555,000 for Dr. Nova, $415,000 for Mr. Riccitelli, $335,000 for Mr. Schuling and $285,000 for Dr. Kuhlen.

In approving these base salary amounts, our Compensation Committee reviewed the executive compensation analysis provided by Radford, the high level of performance and substantial commitment demonstrated by each of our executive officers during 2008, the amount of prior year increases, our financial performance to date in 2008, including our profitability, the performance of our stock price (particularly when measured against peer companies) and our performance against the operating plan for 2008, including achievements of our profitability objectives set forth in the 2008 operating plan and the satisfaction of other performance measures and objectives included in our operating plan, including successful cash collections, DSOs, gross margins, and operating income and attaining hiring and infrastructure expansion objectives as well as other key operational objectives. These factors, taken as a whole, were subjectively assessed by our Compensation Committee in determining the increases in our executive officers’ base salaries.

As part of our annual comprehensive review of our executive compensation in December 2009 for 2010 and based upon both our longer-term compensation philosophy on base salary and our Company’s continued strong performance, our Compensation Committee sought to continue to maintain executive base salary levels at approximately the 75th percentile against our identified peer group. In recognition of Dr. Kuhlen’s recent appointment and added responsibilities as the Company’s chief compliance officer, Dr. Kuhlen’s base salary level was increased above the 75th percentile. Accordingly, our Compensation Committee established 2010 annual base salaries of $570,000 for Dr. Nova, $465,000 for Mr. Riccitelli, $365,000 for Mr. Schuling and $310,000 for Dr. Kuhlen.

In approving these base salary adjustments, our Compensation Committee reviewed the executive compensation analysis provided by Radford, the high level of performance and substantial commitment demonstrated by each of our executive officers during 2009, their particular duties and additional or changing responsibilities, the amount of prior year increases, our financial performance to date in 2009, including our performance against our operating plan for 2009, including substantially exceeding our profitability objectives set forth in the 2009 operating plan and the satisfaction of other performance measures and objectives included in our operating plan, including favorable cash collections, significant increases in gross margins, substantially exceeding operating income targets, successful hiring and efficient and timely expansion of our laboratory and administrative facilities as well as other key operational objectives. These factors, taken as a whole, were subjectively assessed by our Compensation Committee in determining the increases in our executive officers’ base salaries. Based on the information provided, our Compensation Committee believes that the base salary levels of our executives are commensurate with the general salary levels for similar positions at companies with similar financial profiles in the medical laboratory and life sciences industries, as well as in line with our overarching executive compensation philosophy. As described above, future annual performance reviews will generally be conducted to re-asses the accuracy of this benchmark.

Annual Executive Performance Cash Bonus Plan. We believe that annual performance-based cash bonuses play an important role in providing appropriate incentives for our executives to achieve our short-term financial performance and other short-term strategic objectives.

In December 2008, our Compensation Committee reviewed the target 2009 annual bonus levels for each of our executive officers under our annual executive bonus plan and set the target 2009 annual bonus levels as a percentage of 2009 base salary for each of our executive as follows: 80% for Dr. Nova, 55% for Mr. Riccitelli, 50% for Mr. Schuling and 35% for Dr. Kuhlen. In aligning these target 2009 annual bonus levels with our longer term compensation philosophy, our Compensation Committee used the analysis conducted by Radford to modify the 2009 annual target bonus levels to approximate the 75th percentile of target bonus levels for corporate positions within companies in our identified peer group, with the potential to award bonuses above such levels (up to 200% of such target bonus amounts for Dr. Nova and up to 150% of such target bonus amounts for Messrs. Riccitelli and Schuling and Dr. Kuhlen) for exceptional performance and below such levels (including discretion to not award bonuses) if our executives do not meet key objectives.

In December 2009, our Compensation Committee reviewed the actual performance of our executive officers during 2009 to date and awarded discretionary annual cash bonuses for 2009 performance as follows: $888,000 to Dr. Nova, $342,375 to Mr. Riccitelli, $251,250 to Mr. Schuling and $149,625 to Dr. Kuhlen. Each of these bonus amounts was at the high end of the target bonus range under the 2009 Annual Executive Bonus Plan. In awarding these discretionary bonus amounts for 2009, our Compensation Committee considered (1) individual performance against individual goals based on each executive officer’s respective area of responsibility and the achievement of the performance measures and objectives included in our operating plan for 2009, (2) the high level of performance and substantial commitment demonstrated by each of our executive officers, (3) the analysis conducted by Radford, including the compensation levels of similarly situated executive officers at other companies in our identified peer group and (4) our performance against our operating plan for 2009, including substantially exceeding our profitability objectives set forth in the 2009 operating plan and the satisfaction of other performance measures and objectives included in our operating plan, including favorable cash collections, significant increases in gross margins, substantially exceeding operating income targets, successful hiring and efficient and timely expansion of our laboratory and administrative facilities, and achieving other corporate goals outlined by our Compensation Committee. Our performance criteria are collectively designed to be significantly challenging but attainable, thereby requiring a high level of performance by our executive officers and our Company in order for these officers to receive any significant bonus compensation. These discretionary bonuses were paid entirely in December 2009 and are reflected in the column titled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table on page 41.

In December 2009, our Compensation Committee reviewed the target 2010 annual bonus levels for each of our executive officers under our annual executive bonus plan and set the target 2010 annual bonus levels as a percentage of 2010 base salary for each of our executive as follows: 85% for Dr. Nova, 65% for Mr. Riccitelli, 50% for Mr. Schuling and 40% for Dr. Kuhlen. In aligning these target 2010 annual bonus levels with our longer term compensation philosophy, our Compensation Committee used the analysis conducted by Radford to set the annual target bonus levels for 2010 to approximate the 75th percentile of target bonus levels for corporate positions within companies in our identified peer group, with the potential to award bonuses above such levels (up to 200% of such target bonus amounts for Dr. Nova and up to 150% of such target bonus amounts for

Messrs. Riccitelli and Schuling and Dr. Kuhlen) for exceptional performance and below such levels (including discretion to not award bonuses) if our executives do not meet key objectives.

Long-Term Equity Incentives. We grant equity awards in order to provide our executive officers with the opportunity to acquire and maintain an equity interest in our Company and to share in the appreciation of the value of our common stock. The Compensation Committee believes that these grants directly motivate an executive to maximize long-term stockholder value and create an effective tool for incentivizing and retaining those executives who are most responsible for influencing stockholder value by further aligning our executive’s interests with those of our stockholders by increasing the reward to our executives when our stock price increases, and subjecting our executives to risks of declining stock value and business setbacks. Our equity grants also utilize vesting periods that serve as a retention device by encouraging our executives to continue in our employ in order to obtain the full value of the awards. All option grants typically vest over four years, with one quarter of the shares subject to the stock option vesting on the one year anniversary of the vesting commencement date and the remaining shares vesting in equal monthly installments thereafter over three years. All executive RSU awards typically vest over three years, with one third of the shares vesting on the one year anniversary of the vesting commencement date and the remaining shares vesting in equal quarterly installments thereafter over two years. Additional information regarding accelerated vesting prior to, upon or following a change in control is discussed below under “Potential Payment Under Employment Arrangements” below.

We have not adopted stock ownership guidelines. With the exception of a small number of shares acquired by certain our executive officers early in our corporate history in connection with the founding of our Company, our equity benefit plans have provided our executive officers the only means to acquire equity interests in Genoptix. Participation in our 2007 ESPP is also available to all executive officers on the same basis as our other employees.

We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. However, equity awards to executives are granted generally only at the regularly scheduled meetings of the Compensation Committee. The exercise price of stock options granted by the Compensation Committee are priced using the closing market price of our common stock as quoted by The Nasdaq Global Select Market on the date the committee approved the grant or, if the grant is to occur on a later date, the closing market price of our common stock as quoted by The Nasdaq Global Select Market on such later date. We have not attempted to coordinate equity awards with the release of material non-public information. Authority to grant equity grants to executive officers rests with our Compensation Committee, although our Compensation Committee does consider the recommendations of our chief executive officer for approving grants to officers other than herself.

In general, we also grant stock options to our newly hired executive officers as an incentive to commence employment. In determining the number of options to be granted to newly hired executive officers, we take into consideration the individual’s position, scope of responsibility, ability to affect profits and stockholder value, and the value of stock options in relation to other elements of total compensation. We also look at external factors such as current market conditions for executive employees and competitive peer or survey data, as applicable to the position, to determine the number and value of shares to be granted. We also engage in direct negotiations with the candidate over the terms of employment, including the size of the stock option to be granted if the candidate accepts our offer of employment.

Stock Option Grants. In December 2008, as part of our annual comprehensive review of our executive compensation with the assistance of Radford, our Compensation Committee approved the grant of stock options to Dr. Nova, Mr. Riccitelli, Mr. Schuling and Dr. Kuhlen to purchase 42,400, 18,600, 13,900 and 6,300 shares of our common stock, respectively. Each of the stock options were granted at the fair market value of our common stock on January 2, 2009 and vest over a four year period beginning on January 1, 2009, with one quarter of the shares vesting on January 1, 2010 and the remaining shares vesting in equal monthly installments thereafter over a period of three years.

In December 2009, as part of our annual comprehensive review of our executive compensation with the assistance of Radford, our Compensation Committee approved the grant of stock options to Dr. Nova, Mr. Riccitelli, Mr. Schuling and Dr. Kuhlen to purchase 26,500, 14,400, 9,500 and 4,500 shares of our common stock, respectively. Each of the stock options were granted at the fair market value of our common stock on January 4, 2010 and vest over a four year period beginning on January 1, 2010, with one quarter of the shares vesting on January 1, 2011 and the remaining shares vesting in equal monthly installments thereafter over a period of three years.

Restricted Stock Unit Awards. In December 2008, as part of the comprehensive review of our executive compensation with the assistance of Radford, our Compensation Committee awarded RSUs to Dr. Nova, Mr. Riccitelli, Mr. Schuling and Dr. Kuhlen covering 21,200, 9,300, 7,000 and 3,200 shares of our common stock, respectively. Each of the RSUs awarded vests over a three year period beginning on January 1, 2009, with one third of the shares vesting on January 1, 2010 and the remaining shares vesting in equal quarterly installments thereafter over a period of two years, subject to the same accelerated vesting provisions that apply to the stock options held by the applicable executive officer as described under —“Potential Payment Under Employment Arrangements” below.

In December 2009, as part of the comprehensive review of our executive compensation and again with the assistance of Radford, our Compensation Committee awarded RSUs to Dr. Nova, Mr. Riccitelli, Mr. Schuling and Dr. Kuhlen covering 13,300, 7,200, 4,800 and 2,250 shares of our common stock, respectively. Each of the RSUs awarded vests over a three year period beginning on January 1, 2010, with one third of the shares vesting on January 1, 2011 and the remaining shares vesting in equal quarterly installments thereafter over a period of two years, subject to the same accelerated vesting provisions that apply to the stock options held by the applicable executive officer as described under —“Potential Payment Under Employment Arrangements” below.

Our Compensation Committee used the analysis conducted by Radford to set the number of shares subject to stock options and RSUs granted to Dr. Nova, Mr. Riccitelli and Mr. Schuling to approximate the 50th percentile of long term incentive value. In recognition of Dr. Kuhlen’s recent appointment and added responsibilities as the Company’s chief compliance officer, our Compensation Committee granted stock options and RSUs to Dr. Kuhlen in an amount slightly in excess of the 50th percentile.

Severance and Change in Control Benefits. Our named executive officers, who are designated below under —“Summary Compensation Table,” are entitled to certain severance and change in control benefits, the terms of which are described below under —“Post Employment Compensation.” The Compensation Committee believes that in order to continue to retain the services of our key executive officers and focus their efforts on stockholder interests when considering strategic alternatives, it is important to provide them with some income and benefit protection against loss of employment in connection with a change-in-control of our Company. The Compensation Committee believes that such benefits serve to thereby align the interests of our stockholders and our executive officers. We also provide our executives with partial equity vesting acceleration benefits solely in the event of a change-in-control of our Company as a performance incentive. However, we do not provide for cash benefits solely in the event of a change-in-control because we believe that our executives are materially harmed only if a change in control results in our executives’ involuntary loss of employment, reduced responsibilities, reduced compensation, or other adverse change in the nature of the employment relationship.

401(k) Plan. We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The 401(k) plan provides that each participant may contribute up to the lesser of 100% of his or her pre-tax compensation or the statutory limit for the applicable year. We did not make any discretionary Company contributions to the 401(k) plan during 2009. Beginning in 2010, we began to match employee contributions dollar-for-dollar up to 3% of an employee’s annual salary as a way to incentivize prudent retirement savings and supplement retirement income. Our executive officers are also eligible for this same matching contribution.

Other Compensation. Executive officers are eligible to participate in our employee benefit plans on the same terms as all other full-time employees, which plans include medical, dental, vision and life insurance. However, we contribute 100% of our executive officers’ medical, dental and vision insurance premiums, while we contribute substantially all of the medical, dental and vision insurance premiums for our other employees. We do not provide executive retirement benefits other than our 401(k) plan because we intend that the benefits provided under our 401(k) plan and the benefits provided under our long-term equity incentive awards will provide a significant source of retirement income for our executive officers.

Deductibility of Compensation under Section 162(m). Section 162(m) of the Code limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Our Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, our Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, our Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and our Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Section 409A—Treatment of Nonqualified Deferred Compensation. Section 409A of the Internal Revenue Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy certain requirements. We intend to administer our executive compensation program and design individual compensation elements, so that they are either exempt from, or satisfy the requirements of, Section 409A. We believe that we are currently operating such plans and arrangements in compliance with Section 409A.

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2009, 2008 and 2007 by our chief executive officer, chief operating officer, chief financial officer and general counsel, who we collectively refer to as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Tina S. Nova, Ph.D.	2009	$555,000	—	$696,420	$682,606	$888,000	$30,610	$2,852,636
President and Chief Executive Officer (3)	2008	430,000	—	931,103	769,713	430,000	19,683	2,580,499
	2007	375,229	—	—	—	306,260	95,462	776,951

Samuel D. Riccitelli	2009	415,000	—	305,505	299,445	342,375	21,040	1,383,365
Executive Vice President and Chief Operating Officer (4)	2008	370,000	—	585,104	484,174	222,000	18,688	1,679,966
	2007	347,617	—	—	—	212,792	50,004	610,413

Douglas A. Schuling	2009	335,000	—	229,950	223,779	251,250	23,006	1,062,985
Executive Vice President and Chief Financial Officer (5)	2008	285,000	—	427,576	319,679	149,625	18,215	1,200,095
	2007	264,189	—	—	—	161,722	49,958	475,869

Christian V. Kuhlen, M.D., Esq.	2009	285,000	—	105,120	101,425	149,625	15,348	656,518
Vice President, General Counsel and Corporate Secretary (6)	2008	240,000	—	205,349	170,702	108,000	12,353	736,404
	2007	71,253	50,000	—	222,029	—	2,884	346,166

(1)	Represents the full grant date fair value of RSU awards for 2009 and 2008 calculated in accordance with FASB ASC Topic 718. We value RSU awards at their intrinsic value. For a discussion of valuation assumptions, see the section entitled “Stock-Based Compensation” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2009 and the notes to our consolidated financial statements also included therein.
(2)	Represents the full grant date fair value of stock option awards for 2009, 2008 and 2007 calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see the section entitled “Stock-Based Compensation” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2009 and the notes to our consolidated financial statements also included therein.
(3)	Dr. Nova’s salary was increased from $350,000 to $364,595 per year effective January 1, 2007, to $382,825 per year effective June 1, 2007, to $430,000 per year effective January 1, 2008, and to $555,000 per year effective January 1, 2009. The bonus amount of $888,000 paid to and earned by Dr. Nova in 2009 covered the period from January 2009 to December 2009. All other compensation includes: in 2009, $21,723 paid for life insurance, healthcare, dental and vision benefits and $8,887 worth of travel expenses and accommodations in connection with Dr. Nova’s attendance at the Company’s “President’s Club”, an annual trip rewarding the top sales personnel of the Company; in 2008, $19,683 paid for life insurance, healthcare, dental and vision benefits; and in 2007, $84,515 paid in January 2008 related to our October 2007 option repricing and $10,947 paid for life insurance, healthcare, dental and vision benefits.
(4)	Mr. Riccitelli’s salary was increased from $324,775 to $337,766 per year effective January 1, 2007, to $354,654 per year effective June 1, 2007, to $370,000 per year effective January 1, 2008, and to $415,000 per year effective January 1, 2009. The bonus amount of $342,375 paid to or earned by Mr. Riccitelli in 2009 covered the period from January 2009 to December 2009. All other compensation includes: in 2009, $21,040 paid for life insurance, healthcare, dental and vision benefits; 2008 includes $18,688 paid for healthcare, dental and vision benefits; and 2007 includes $34,189 paid in January 2008 related to our October 2007 option repricing and $15,815 paid for life insurance, healthcare, dental and vision benefits.

(5)

Mr. Schuling’s salary was increased from $246,829 per year to $256,702 per year effective January 1, 2007, to $269,537 per year effective June 1, 2007, to $285,000 per year effective January 1, 2008, and to $335,000 per year effective January 1, 2009. The bonus amount of $251,250 paid to and earned by Mr. Schuling in 2009 covered the period from January 2009 to December 2009. All other compensation includes: in 2009, $20,500 paid for life insurance, healthcare, dental and vision benefits and $2,506 worth of service awards in the form of cash and travel accessories in recognition of Mr. Schuling’s 10th anniversary with the Company; in 2008, $18,215 paid for life insurance, healthcare, dental and vision benefits; and in 2007, $34,462 paid in January 2008 related to our October 2007 option repricing and $15,496 paid for life insurance, healthcare, dental and vision benefits.

(6)	Dr. Kuhlen joined us in September 2007 and his annual base salary was increased from $235,000 per year to $240,000 per year effective January 1, 2008, and to $285,000 per year effective January 1, 2009. The bonus amount of $149,625 paid to and earned by Dr. Kuhlen in 2009 covered the period from January 2009 to December 2009. All other compensation includes: in 2009, $15,348 paid for life insurance, healthcare, dental and vision benefits; in 2008, $12,353 paid for life insurance, healthcare, dental and vision benefits; and in 2007, $2,884 paid for life insurance, healthcare, dental and vision benefits.

Post-Employment Compensation

The amount of compensation payable to each named executive officer upon voluntary termination, involuntary termination without cause, termination following a change in control or termination in the event of disability or death of the executive is shown below.

Option Acceleration Under The 2001 Equity Incentive Plan

Under our 2001 EIP, stock options granted to our named executive officers will immediately vest in the event a participant’s service with us or a successor entity is terminated involuntarily without cause or voluntarily with good reason within 13 months following the occurrence of certain specified change in control transactions. In addition, upon the occurrence of a change in control as described in their respective stock option agreements, our executive officers are entitled to immediate accelerated vesting of 50% of their outstanding unvested stock options.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts earned during his or her term of employment, including salary, vested options, vested RSUs and unused vacation pay. Currently, each of our named executive officers can accrue up to 25 days of paid vacation per year and up to a maximum of 37.5 days of accrued vacation, other than Dr. Nova who does not have a cap on the aggregate vacation that may be accrued.

Potential Payment Under Employment Arrangements

In November 2008, we entered into an amended and restated employment agreement with Dr. Nova, whose employment is terminable at any time by either party. If we terminate her employment at any time with or without cause, as defined in her employment agreement, she will be entitled to receive any of her unpaid prorated base salary for the actual number of days worked along with all benefits and expense reimbursements to which she is entitled by virtue of her past employment with us. In addition, the agreement provides that if Dr. Nova is terminated without cause prior to a change in control or if she is terminated without cause or she resigns for good reason following a change in control, she will also be entitled to be compensated at her then annual base salary for 18 months from her date of termination or resignation, as applicable, and will receive continued medical, dental and vision benefits for such 18-month period. In addition, if Dr. Nova is terminated without cause prior to a change in control, she will be entitled to an additional 18 months of accelerated vesting of her stock options. As a condition to receiving such benefits, Dr. Nova may not, during such 18-month period, engage in any employment or business activity that is directly competitive with us and may not induce any of our employees to leave their employment with us. Moreover, upon a change in control, the vesting of one half of Dr. Nova’s outstanding unvested stock options will accelerate in full and the vesting of the remaining one half of Dr. Nova’s outstanding unvested stock options will vest in six equal monthly installments over the six-month period following the change of control, subject to acceleration in full of vesting and exercisability if Dr. Nova’s employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason within 90 days prior to or within six months after the change in control. All payments to be made to Dr. Nova under her employment agreement are intended to either be exempt from, or satisfy the requirements of, Section 409A of the Code.

In November 2008, we entered into an amended and restated employment agreement with Mr. Riccitelli, whose employment is terminable at any time by either party. If we terminate his employment at any time with or without cause, he will be entitled to receive any unpaid prorated base salary for the actual number of days worked along with all benefits and expense reimbursements to which he is entitled by virtue of his past employment with us. In addition, the agreement provides that if Mr. Riccitelli is terminated without cause prior to a change in control or if he is terminated without cause or he resigns for good reason following a change in control, he will also be entitled to be compensated at his then annual base salary for 12 months from his date of termination or resignation, as applicable, and will receive continued medical, dental and vision benefits for such 12-month period. In addition, if Mr. Riccitelli is terminated without cause prior to a change in control, he will be entitled to an additional 12 months of accelerated vesting of his stock options. As a condition to receiving such benefits, Mr. Riccitelli may not, during such 12-month period, engage in any employment or business activity that is directly competitive with us and may not induce any of our employees to leave their employment with us. Moreover, upon a change in control, the vesting of one half of Mr. Riccitelli’s outstanding unvested stock options will accelerate in full and the vesting of the remaining one half of Mr. Riccitelli’s outstanding unvested stock options will vest in six equal monthly installments over the six-month period following the change of control, subject to acceleration in full of vesting and exercisability if Mr. Riccitelli’s employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason within 90 days prior to or within six months after the change in control. All payments to be made to Mr. Riccitelli under his employment agreement are intended to either be exempt from, or satisfy the requirements of, Section 409A of the Code.

In November 2008, we entered into an amended and restated employment agreement with Mr. Schuling, whose employment is terminable at any time by either party. If we terminate his employment at any time with or without cause, he will be entitled to receive any unpaid prorated base salary for the actual number of days worked along with all benefits and expense reimbursements to which he is entitled by virtue of his past employment with us. In addition, the agreement provides that if we terminate Mr. Schuling’s employment without cause prior to a change in control or if he is terminated without cause or he resigns for good reason following a change in control, he will be entitled to be compensated at his then annual base salary for 12 months from his date of termination or resignation, as applicable, and will receive continued medical, dental and vision benefits for such 12-month period. In addition, if Mr. Schuling is terminated without cause prior to a change in control, he will be entitled to an additional 12 months of vesting of his stock options. As a condition to receiving such benefits, Mr. Schuling may not, during such 12-month period, engage in any employment or business activity that is directly competitive with us and may not induce any of our employees to leave their employment with us. Moreover, upon a change in control, the vesting of one half of Mr. Schuling’s outstanding unvested stock options will accelerate in full and the vesting of the remaining one half of Mr. Schuling’s outstanding unvested stock options will vest in six equal monthly installments over the six-month period following the change of control, subject to acceleration in full of vesting and exercisability if Mr. Schuling’s employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason within 90 days prior to or within six months after the change in control. All payments to be made to Mr. Schuling under his employment agreement are intended to either be exempt from, or satisfy the requirements of, Section 409A of the Code.

In December 2008, we entered into an amended and restated employment agreement with Dr. Kuhlen, whose employment is terminable at any time by either party. If we terminate his employment at any time with or without cause, he will be entitled to receive any unpaid prorated base salary for the actual number of days worked along with all benefits and expense reimbursements to which he is entitled by virtue of his past employment with us. In addition, the agreement provides that if we terminate Dr. Kuhlen’s employment without cause prior to a change in control or if he is terminated without cause or he resigns for good reason following a change in control, he will be entitled to be compensated at his then annual base salary for 12 months from his date of termination or resignation, as applicable, and will receive continued medical, dental and vision benefits for such 12-month period. In addition, if Dr. Kuhlen is terminated without cause prior to a change in control, he will be entitled to an additional 12 months of vesting of his stock options. As a condition to receiving such benefits, Dr. Kuhlen may not, during such 12-month period, engage in any employment or business activity that is directly competitive with us and may not induce any of our employees to leave their employment with us. Moreover, upon a change in control, the vesting of one half of Dr. Kuhlen’s outstanding unvested stock options will accelerate in full and the vesting of the remaining one half of Dr. Kuhlen’s outstanding unvested stock options will vest in six equal monthly installments over the six-month period following the change of control, subject to acceleration in full of vesting and exercisability if Dr. Kuhlen’s employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason within 90 days prior to or within six months after the change in control. All payments to be made to Dr. Kuhlen under his employment agreement are intended to either be exempt from, or satisfy the requirements of, Section 409A of the Code.

All RSU awards granted to Dr. Nova, Mr. Riccitelli, Mr. Schuling and Dr. Kuhlen are granted with the same vesting acceleration provisions applicable to stock options granted to such executive officers that are in effect as of the grant date under their respective employment agreements. At the election of each executive officer, shares of our common stock otherwise issuable upon the vesting of each RSU award may be withheld for purposes of satisfying the applicable withholding taxes.

The following table and summary set forth potential payments payable to our current executive officers upon a change of control or termination of employment without cause or resignation for good reason following a change in control. Our Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our executive officers based on the employment agreements with the executive officers as described above assuming the change of control occurred on, and their employment was terminated on, December 31, 2009:

	Upon Change in Control						Upon Termination Without Cause or Resignation for Good Reason Following a Change in Control
	Salary	Bonus	Benefits	Stock Awards (1)	Option Awards (2)	Total	Salary (3)	Bonus	Benefits (4)	Stock Awards (1)(5)	Option Awards (2)(6)	Total
Tina S. Nova, Ph.D.	$—	$—	$—	$621,627	$319,136	$940,763	$832,500	$—	$174,075	$1,243,254	$638,272	$2,746,610
Samuel D. Riccitelli	—	—	—	319,178	152,502	471,680	415,000	—	39,350	638,356	305,004	1,379,400
Douglas A. Schuling	—	—	—	236,867	126,307	363,174	335,000	—	43,620	473,733	252,614	1,081,847
Christian V. Kuhlen, M.D., Esq.	—	—	—	110,883	151,689	262,572	285,000	—	40,424	221,766	303,378	825,492

(1)	Calculated the value of the applicable acceleration using the market price as of December 31, 2009 as the Company’s RSU awards require no cash payments from employees.
(2)	Calculated the value of the applicable acceleration using the spread between the exercise and market price as of December 31, 2009.
(3)	Represents 18 months of continued salary for Dr. Nova and 12 months of continued salary for Mr. Riccitelli, Mr. Schuling and Dr. Kuhlen, each based upon their base salary as of December 31, 2009.
(4)	Included within the “Benefits” column is the total amount of accrued vacation that would be paid out to each of our named executive officers if their employment was terminated on December 31, 2009, and represents $141,191 for Dr. Nova, $18,309 for Mr. Riccitelli, $23,120 for Mr. Schuling and $25,076 for Mr. Kuhlen.
(5)	Upon termination without cause prior to a change in control, Dr. Nova, Mr. Riccitelli, Mr. Schuling and Dr. Kuhlen will receive the same salary and benefits referenced in the chart above and will receive an additional 18 months, in the case of Dr. Nova, or 12 months, in the case of Mr. Riccitelli, Mr. Schuling and Dr. Kuhlen (six months for Dr. Kuhlen’s 2008 RSU grants), of accelerated vesting of their RSU awards with values of $1,117,715, $439,092, $325,100 and $131,165, respectively.

(6)	Upon termination without cause prior to a change in control, Dr. Nova, Mr. Riccitelli, Mr. Schuling and Dr. Kuhlen will receive the same salary and benefits referenced in the chart above and will receive an additional 18 months, in the case of Dr. Nova, or 12 months, in the case of Mr. Riccitelli, Mr. Schuling and Dr. Kuhlen, of accelerated vesting of their stock option awards with values of $539,759, $216,510, $191,919 and $167,908, respectively.

Grants of Plan-Based Awards

Prior to 2009, all stock options granted to our named executive officers were incentive stock options, to the extent permissible under the Code. Beginning in 2009, all stock options granted to our named executive officers and other employees are nonstatutory stock options. The exercise price per share of each stock option granted to our named executive officers was equal to the fair market value of our common stock as determined in good faith by our Board of Directors on the date of the grant. Prior to November 2007, all stock options were granted under our 2001 EIP and all subsequent stock options were granted under our 2007 EIP. All RSUs were granted under our 2007 EIP.

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers for 2009:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other RSU Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share) (2)	Grant Date Fair Value of RSU and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Tina S. Nova, Ph.D. (4)	—	$—	$444,000	$888,000	—	—	$—	$—
	01/02/09				21,200	—	32.85	696,420
	01/02/09				—	42,400	32.85	682,606
Samuel D. Riccitelli (5)	—	—	228,250	342,375	—	—	—	—
	01/02/09				9,300	—	32.85	305,505
	01/02/09				—	18,600	32.85	299,445
Douglas A. Schuling (5)	—	—	167,500	251,250	—	—	—	—
	01/02/09				7,000	—	32.85	229,950
	01/02/09				—	13,900	32.85	223,779
Christian V. Kuhlen, M.D., Esq. (5)	—	—	99,750	149,625	—	—	—	—
	01/02/09				3,200	—	32.85	105,120
	01/02/09					6,300	32.85	101,425

(1)	The amounts represent the threshold, target and maximum payments under our 2009 Annual Executive Bonus Plan. The actual amount earned is disclosed above in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.
(2)	Represented the per share fair market value of our common stock, as determined by the closing market price of our common stock as quoted on the NASDAQ Global Select Market on the grant date.
(3)	Represents the full grant date fair value of RSU and option awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see the section entitled “Stock-Based Compensation” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2009 and the notes to our consolidated financial statements also included therein.
(4)	Twenty-five percent of the total number of shares subject to Dr. Nova’s stock options vest on the twelve month anniversary of the vesting commencement date of January 1, 2009, with the remainder vesting in equal monthly installments over the following 36 months. One-third of the total number of shares subject to the RSU award vest on the twelve month anniversary of the vesting commencement date of January 1, 2009, with the remainder vesting in equal quarterly installments over the following two years. If Dr. Nova’s employment with us is terminated without cause prior to a change in control, she will be entitled to an additional eighteen months of accelerated vesting of the stock options and RSU awards. In connection with a change in control, 50% of the unvested shares under each of the stock options and RSU awards granted to Dr. Nova will vest in full and the remaining 50% of the unvested shares will vest in six equal monthly installments over the six-month period following such change in control, subject to acceleration in full of vesting and exercisability if her employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason within 90 days prior to or within six months after the change in control.
(5)

Twenty-five percent of the total number of shares subject to stock options vest on the twelve month anniversary of the applicable vesting commencement date of January 1, 2009, with the remainder vesting in equal monthly installments over the following 36 months. One-third of the total number of shares subject to the RSU awards vest on the twelve month anniversary of the vesting commencement date of January 1, 2009, with the remainder vesting in equal quarterly installments over the following two years. If the executive officer’s employment with us is terminated without cause prior to a change in control, he will be entitled to an additional twelve months of accelerated vesting of the stock option. In connection with a change in control, 50% of the unvested shares under each of the stock options granted to this executive officer will vest in full and the remaining 50% of the unvested shares will vest in six equal monthly installments over the six-month period following such change in control, subject to acceleration in full of vesting and exercisability if his employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason within 90 days prior to or within six months after the change in control.

Outstanding Equity Awards at December 31, 2009

The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2009. For the option awards that are exercisable prior to being fully vested, if exercised, they are subject to a lapsing right of repurchase until the options are fully vested. This repurchase right permits us to repurchase any unvested shares from the applicable named executive officer at the exercise price paid by such named executive officer for the repurchased shares.

	Option Awards						RSU Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)
Tina S. Nova, Ph.D. (1)	1,624	—	—	$9.50		01/14/11
	3,830	—	—	14.25		02/20/12
	9,176	—	—	0.38		10/22/13
	93,368	—	—	0.38		05/25/14
	227,988	—	—	0.38		08/18/15
	25,750	—	—	1.24	(3)	07/16/16
	23,766	25,834	25,834	28.13		04/09/18
	—	42,400	42,400	32.85		01/01/19
							34,992	(4)	$1,084,389

Samuel D. Riccitelli (2)	2,368	—	—	$14.25		11/13/11
	263	—	—	14.25		11/20/12
	40,506	—	—	0.38		05/25/14
	104,250	—	—	0.38		08/18/15
	10,416	—	—	1.24	(3)	07/16/16
	14,950	16,250	16,250	28.13		04/09/18
	—	18,600	18,600	32.85		01/01/19
							17,967	(4)	$549,308

Douglas A. Schuling (2)	1,562	—	—	$9.50		01/14/11
	1,196	—	—	14.25		02/20/12
	29,278	—	—	0.38		10/22/13
	10,526	—	—	0.38		11/16/14
	69,561	—	—	0.38		08/18/15
	10,500	—	—	1.24	(3)	07/16/16
	9,870	10,730	10,730	28.13		04/09/18
	—	13,900	13,900	32.85		01/01/19
							13,333	(4)	$408,097

Christian V. Kuhlen, M.D., Esq. (2)	3,802	9,211	9,211	$9.03		09/11/17
	5,270	5,730	5,730	28.13		04/11/18
	—	6,300	6,300	32.85		01/01/19
							6,242	(4)	$190,691

(1)

Twenty-five percent of the total number of shares subject to Dr. Nova’s stock options vest on the twelve month anniversary of the applicable grant date or vesting commencement date with the remainder vesting in equal monthly installments over the following 36 months. If Dr. Nova’s employment with us is terminated due to an involuntary termination without cause or due to a voluntary termination with good reason, Dr. Nova will be entitled to an additional eighteen months of accelerated vesting of the stock options. In connection with a change in control, 50% of the unvested shares under each of the stock options granted to Dr. Nova will vest in full and the remaining 50% of the unvested shares will vest in six equal monthly installments over the six-month period following such change in control, subject to acceleration in full of vesting and exercisability if Dr. Nova’s employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason within 90 days prior to or within six months after the change in control.
(2)	Twenty-five percent of the total number of shares subject to the executive officer’s stock options vest on the twelve month anniversary of the applicable vesting commencement date with the remainder vesting in equal monthly installments over the following 36 months. If the executive officer’s employment with us is terminated due to an involuntary termination without cause or due to a voluntary termination with good reason, the executive officer will be entitled to an additional twelve months of accelerated vesting of the stock options. In connection with a change in control, 50% of the unvested shares under each of the stock options granted to the executive officer will vest in full and the remaining 50% of the unvested shares will vest in six equal monthly installments over the six-month period following such change in control, subject to acceleration in full of vesting and exercisability if the executive officer’s employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason within 90 days prior to or within six months after the change in control.
(3)	In October 2007, each of these stock option awards was amended to increase the exercise price per share from $0.38 to $1.24.
(4)	Represent RSU awards where one-third of the total number of shares vest on the twelve month anniversary of the vesting commencement date with the remainder vesting in equal quarterly installments over the following two years. The RSU award held by Dr. Nova is subject to the same vesting acceleration provisions described in footnote (1). The RSU awards held by Mr. Riccitelli, Mr. Schuling and Dr. Kuhlen are subject to the same vesting acceleration provisions described in footnote (2), except that the RSU awards granted to Dr. Kuhlen in 2008 provide for six months of accelerated vesting in the event his employment with us terminates due to an involuntary termination without cause or due to a voluntary termination with good reason.

Option Exercises and Stock Vested

The following table sets forth certain information regarding outstanding option and RSU awards granted to our named executive officers that were exercised or issued during 2009.

	Option Awards		RSU Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tina S. Nova, Ph.D.	111,109	$3,347,862	19,308	$618,713

Samuel D. Riccitelli	52,609	1,547,798	12,133	388,795

Douglas A. Schuling	39,934	1,214,663	8,867	282,379

Christian V. Kuhlen, M.D., Esq.	8,039	263,626	4,258	135,601

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Each director and executive officer is responsible for identifying to our management any related-person transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. Our policy requires that, in reviewing a related-person transaction, our Audit Committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and that of our stockholders, as our Audit Committee determines in the good faith exercise of its discretion. We did not previously have a formal policy concerning transactions with related persons.

Amendment of Celula Agreement

In June 2005, we executed an Asset Purchase Agreement with Celula, Inc. whereby we sold certain tangible and intangible assets associated with our cellular analysis technology to Celula. The agreement provided for $425,000 in initial milestone-based cash payments and future royalty based compensation tied to net sales of products and services that make use of valid and outstanding patents or patent applications sold to Celula. In December 2008, we entered into an amendment of our agreement with Celula to provide for a restructuring of the milestone payments and a definitive timeline for repayment. Andrew E. Senyei, M.D., the Chairman of our Board of Directors, is also a member of the board of directors of Celula. Dr. Senyei recused himself from our and our Board of Directors’ negotiations and approval of the terms of the amendment with Celula. The terms and conditions of the amendment were negotiated by a special committee of our Board of Directors that excluded Dr. Senyei. The amendment was approved by our Audit Committee in accordance with the procedures of our

Related-Person Transactions policy and by the disinterested members of our Board of Directors. The remaining $325,000 milestone-based cash payments owed under the Asset Purchase Agreement were paid by Celula in 2009 and only potential royalty based payments remain.

Employment Agreements

We have entered into employment arrangements with our executive officers, as more fully described under —“Post Employment Compensation—Potential Payment Under Employment Arrangements.”

Stock Options and RSU Awards Granted to Executive Officers and Directors

We have granted stock options and RSU awards to our executive officers and directors, as more fully described under—“Non-Employee Director Compensation” and “Executive Compensation” above.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Genoptix stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker. Direct your written request to Genoptix, Inc., Marcy Graham, Executive Director, Investor Relations at 1811 Aston Avenue, Carlsbad, CA 92008 or contact Ms. Graham at 760-930-7150. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Christian V. Kuhlen, M.D., Esq.
Corporate Secretary

April 20, 2010

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 is available without charge upon written request to: Investor Relations, Genoptix, Inc., 1811 Aston Avenue, Carlsbad, CA 92008.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M23634-P90994

GENOPTIX, INC.

Annual Meeting of Stockholders

June 1, 2010 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Douglas A. Schuling and Christian V. Kuhlen, M.D., Esq., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Genoptix, Inc. which the undersigned may be entitled to vote at the 2010 Annual Meeting of Stockholders of Genoptix, Inc. to be held on June 1, 2010 at 9:00 a.m. local time at the facilities of Genoptix, Inc. located at 1811 Aston Avenue, Carlsbad, CA 92008 and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side, and in accordance with the instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

GENOPTIX, INC. 1811 ASTON AVE. CARLSBAD, CA 92008

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 31, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Genoptix, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 31, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M23633-P90994	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENOPTIX, INC. The Board of Directors recommends that you vote “FOR” each nominee listed in Proposal 1.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of three Class III directors to hold office until the 2013 Annual Meeting of Stockholders.	☐	☐	☐
Nominees: 01) Robert E. Curry, Ph.D. 02) Geoffrey M. Parker 03) Andrew E. Senyei, M.D.

The Board of Directors recommends that you vote “FOR” Proposal 2.
					For	Against	Abstain
2. To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010.					☐	☐	☐

3. Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date